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                                                                    EXHIBIT 2.6



                                                                October 5, 1998


Nam Tai Electronics, Inc
c/o 999 West Hastings Street
Suite 1500
Vancouver, B.C. V6C 2W2
CANADA

Attention: Mr. M.K. Koo
           Chairman



Gentlemen:

         This agreement ("Agreement") is made and entered into effective this 5th day of October, 1998 (the "Effective Date") between NAM TAI ELECTRONICS, INC. (the "Company") and National Securities Corporation (the "Consultant").

         In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Purpose. The Company hereby retains the Consultant on a non-exclusive basis during the term specified to render consulting advice to the Company relating to financial and similar matters, upon the terms and conditions as set forth herein.

         2. Term and Compensation. This Agreement shall be effective for a period of three years commencing on the Effective Date (the "Engagement Period"). The Company shall issue to Consultant 300,000 common stock purchase warrants (the "Warrants") exercisable for a period of three (3) years, with an exercise price equal to the average daily closing price of the Company's common stock for the twenty (20) business days immediately preceding execution of this agreement. The Warrants shall be in such form as may be agreed upon between the parties, which agreement shall be evidenced by the signature of the respective parties thereto.

         3. Duties of Consultant. During the term of this Agreement, the Consultant will provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that the Consultant shall not be required to undertake duties not reasonably within the scope of the consulting advisory services contemplated by this Agreement. In performance of these duties, the Consultant shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of the Consultant's advice is not measurable in any quantitative manner. The Consultant's duties may include, but not necessarily be limited to:






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         A. Providing sponsorship and exposure in connection with the dissemination of corporate information regarding the Company to the investment community at large.

         B. Assisting in the Company's financial public relations, including discussions between the Company and the financial community.

         C. Advice regarding the financial structure of the Company and its divisions or subsidiaries or any programs and projects, as such issues relate to the public market for the Company's equity securities.

         D. Rendering advice with respect to any acquisition program of the Company, as such program relates to the public market for the Company's equity securities.

         E. Rendering advice regarding the public market for the Company's securities and the timing and structure of any future public offering or private placement of the Company's equity securities.

         5. Relationships with others. The Company acknowledges that the Consultant or its affiliates is in the business of providing financial service and consulting advice (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict the Consultant in conducting such business with respect to others, or in rendering such advice to others. In connection with the rendering of services hereunder, Consultant has been or will be furnished with confidential information concerning the Company including, but not limited to, financial statements and information, cost and expense data, production data, trade secrets, marketing and customer data, and such other information not generally obtained from public or published information or trade sources. Such information shall be deemed "Confidential Material" and, except as specifically provided herein, shall not be disclosed by Consultant without prior written consent of the Company. In the event Consultant is required by applicable law or legal process to disclose any of the Confidential Material, it is agreed that Consultant will deliver to the Company prompt notice of such requirement prior to disclosure of same to permit the Company to seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order or receipt of written waiver, Consultant is nonetheless, in the written opinion of counsel, compelled to disclose any Confidential Material, Consultant may do so without liability hereunder provided that notice of such prospective disclosure is delivered to the Company prior to actual disclosure. Following the termination of this Agreement, Consultant shall deliver to the Company all Confidential Material.

         6. Consultant's Liability. In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant's breach of this Agreement, the Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of advice hereunder. Except in those cases where the gross negligence or willful misconduct of the Consultant or the breach by the Consultant of this Agreement is alleged and proven, the Company agrees to defend, indemnify and hold the Consultant harmless from and against any and all claims, liabilities and reasonable costs and expenses (including attorneys' fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this Agreement.


         7. Expenses. The Company, upon receipt of appropriate supporting documentation, shall reimburse the Consultant for any and all reasonable out-of-pocket expenses incurred in connection with



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the consulting services provided to the Company under this Agreement, subject to prior approval of the Company.

         9.  Limitation Upon the Use of Advice and Services.

         (a) No person or entity, other than the Company or any of its subsidiaries or directors or officers of each of the foregoing, shall be entitled to make use of or rely upon the advice of the Consultant to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior consent of the Consultant.

         (b) Use of the Consultant's name in annual reports or any other report of the Company or releases by the Company must have the prior approval of the Consultant unless the Company is required by law to include Consultant's name in such annual reports, other report or release of the Company, in which event Consultant will be furnished with copies of such annual reports or other reports or releases using Consultant's name in advance of publication by the Company.

         10. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

         11.  Miscellaneous.

         (a) Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at Nam Tai Electronics, Inc., 999, West Hastings Street, Suite 1500, Vancouver BC, V6C2W2, Canada, or if to the Consultant, addressed to it at National Securities Corporation, 1001 Fourth Avenue, Suite 2200, Seattle, Washington 98154. Such notice or other communication shall be deemed to be given on the date of receipt.

         (b) If the Consultant shall cease to do business, the provisions hereof relating to duties of the Consultant and compensation by the Company as it applies to the Consultant shall thereupon cease to be in effect, except for the Company's obligation of payment for services rendered prior thereto. This Agreement shall survive any merger of, acquisition of, or acquisition by the Consultant and after any such merger or acquisition shall be binding upon the Company and the corporation surviving such merger or acquisition.

         (c) This Agreement embodies the entire agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the central subject matter hereof.

         (d) This agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

         (e) This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without giving effect to conflicts of laws.

         (f) There is no relationship of partnership, agency, employment, franchise or joint venture



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between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

         (g) This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.


                            NAM TAI ELECTRONICS, INC.

                            By:    /S/ M. K. Koo
                                  ----------------------------
                            Name: Mr. M.K. Koo
                            Title:   Senior Executive Officer


                            NATIONAL SECURITIES CORPORATION

                            By:    /S/ Steven A. Rothstein
                                   ----------------------------
                            Name:  Steven A. Rothstein
                            Title: Chairman






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